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                                                                    Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-106505, 333-108651 and 333-98295 and Form S-8 Nos. 333-65394,
333-52968, 333-32400, 333-89495, 333-89497 and 333-45375) of Corixa Corporation
and in the related Prospectuses, as applicable, of Corixa Corporation of our reports dated March 15, 2005, with respect to the consolidated financial statements of Corixa Corporation, Corixa Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Corixa Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.


                                             /s/ Ernst & Young LLP


Seattle, Washington
March 15, 2005